Exhibit 2.5

First Supplemental Indenture

among

Pearson Funding Four plc

as Company

Pearson Funding plc (formerly Pearson Funding Five plc)

as Successor Company

Pearson plc

as Guarantor

and

The Bank of New York Mellon, acting through its London Branch as Trustee, Paying Agent and Calculation Agent

relating to

Pearson Funding Four plc 3.750% Guaranteed Notes due 2022 Guaranteed by Pearson plc

CONTENTS

Page
1. Definitions
2. Interpretation	4
3. Assumption of Obligations	4
4. Representations and Warranties	4
5. Effectiveness	4
6. Reference to the Indenture	5
7. Addresses for Notices	5
8. Execution in Counterparts	5
9. Governing Law	5
10. Successors	5
11. The Trustee	5

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of 5 September 2019

AMONG:

(1)	PEARSON FUNDING FOUR PLC, a public company incorporated with limited liability under the laws of England (the “Company”);

(2)	PEARSON FUNDING PLC, a public company incorporated with limited liability under the laws of England (the “Successor Company”);

(3)	PEARSON PLC, a public company incorporated with limited liability under the laws of England (the “Guarantor”); and

(4)	THE BANK OF NEW YORK MELLON, a New York banking corporation acting through its London Branch, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY, THE SUCCESSOR COMPANY AND THE GUARANTOR

The Company, the Guarantor and the Trustee are parties to that certain Indenture, dated as of May 8, 2012 (the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, as Trustee, registrar and paying agent, pursuant to which the Company issued its U.S.$500,000,000 3.750% Guaranteed Notes due 2022 (the “Notes”), guaranteed by the Guarantor, of which U.S.$117,273,000 in principal amount remains outstanding.

Section 5.1 of the Indenture provides, inter alia, that the Company may transfer its property as an entirety or substantially as an entirety to any entity, provided that the conditions provided for in said Section 5.1 have been satisfied, including that the transferee of such property shall expressly assume by a supplemental indenture all of the obligations of the Company under the Notes and the Indenture.

Section 5.1 of the Indenture further provides, inter alia, that, upon any such transfer, the entity to which such property has been so transferred shall succeed to, and be substituted for, the Company under the Indenture and the Notes and thereafter the Company shall be released from all obligations and covenants under the Indenture and the Notes.

Simultaneously with the effectiveness of this Supplemental Indenture, the Company is transferring its property as an entirety (the “Transfer”) to the Successor Company, the Successor Company is expressly assuming by this Supplemental Indenture all of the obligations of the Company under the Notes and the Indenture and, by the terms of the Indenture, the Company is released from all obligations and covenants under the Indenture.

The Company and the Successor Company have requested, and hereby request, that the Trustee execute and deliver this Supplemental Indenture.

The execution and delivery of this Supplemental Indenture has been duly authorized by the Company, the Successor Company and the Guarantor. All things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company, the Successor Company and the Guarantor, in accordance with its terms, have been done.

All conditions precedent provided for in the Indenture relating to this Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company, the Successor Company, the Guarantor and the Trustee hereby agree as follows:

1.	Definitions

All capitalized terms used herein which are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned to them in the Indenture, except as otherwise provided herein or unless the context otherwise requires.

2.	Interpretation

2.1	In this Supplemental Indenture, unless a clear contrary intention appears:

(A)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Section or other subdivision; and

(B)	reference to any Section means such Section of this Supplemental Indenture.

3.	Assumption of Obligations

3.1

Pursuant to, and in compliance and accordance with, Section 5.1(a) of the Indenture, the Successor Company hereby expressly and unconditionally assumes all of the obligations of the Company under the Notes and the Indenture, including, without limitation, the due and punctual payment of the principal of (and premium, if any) and interest on, all of the Notes in accordance with their terms, and the due and punctual performance and observance of each and every covenant and condition of the Company under the Indenture, all as if the Successor Company were the Company thereunder.

3.2

Pursuant to, and in compliance and accordance with, Section 5.1(c) of the Indenture, the Successor Company hereby agrees that (subject to exceptions (a) through (f) in Section 3.7 of the Indenture), all payments made by it in respect of principal of, or premium, if any, or interest on, the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom, or any political subdivision thereof or authority or agency thereof or therein having power to tax, unless such withholding or deduction is required by law or by the official judicial or administrative interpretation thereof, and if withholding or deduction is so required, the Successor Company will pay to each Holder of Notes such Additional Amounts as may be necessary so that the net amounts paid to such Holder who is not resident for tax purposes in the jurisdiction in which such Successor Company is incorporated, after such deduction or withholding, shall be not less than the amounts specified in such Notes to which such Holder is entitled.

3.3

Pursuant to, and in compliance with Section 5.1(e) of the Indenture, the Guarantor agrees that its obligations under the Guarantees shall remain in full force and effect after the Transfer. The Guarantor hereby confirms that its obligations under the Indenture, including but not limited to those in Section 8.7 of the Indenture, shall remain in full force and effect after the Transfer.

4.	Representations and Warranties

Each of the Company and Successor Company represents and warrants that:

4.1	it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the covenants and obligations of the Indenture;

4.2	it is a corporation organized and existing under the laws of England;

4.3

both immediately before and after giving effect to the Transfer and this Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has or shall have occurred and is continuing with respect to any series of Notes; and

4.4	this Supplemental Indenture is executed and delivered pursuant to Section 5.1 of the Indenture and, pursuant to Section 10.1(a)(ii) of the Indenture, does not require notice or consent of any Holder.

5.	Effectiveness

This Supplemental Indenture shall become effective on the date hereof.

6.	Reference to the Indenture

The Indenture, as supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

7.	Addresses for Notices

All notices or other communications to be addressed to the Company as contemplated by Section 12.2 of the Indenture shall be addressed to the Successor Company as follows:

Pearson Funding plc

80 Strand

London WC2R 0RL

United Kingdom

Attention: Directors

8.	Execution in Counterparts

This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

9.	Governing Law

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

10.	Successors

All agreements of the parties in this Supplemental Indenture shall bind each of their respective successors and assigns.

11.	The Trustee

The Trustee shall not be responsible for and makes no representation in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Supplemental Indenture or the due execution thereof by the Company, the Successor Company or the Guarantor. The recitals and statements contained herein shall be taken as the statements solely of the Company, the Successor Company or the Guarantor, as applicable, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and effective as of the day and year first written above, by their respective officers thereunto duly authorized.

PEARSON FUNDING FOUR PLC

By:	/s/ James Kelly
Name:	/s/ James Kelly
Title:	Director

PEARSON FUNDING PLC

By:	/s/ James Kelly
Name:	/s/ James Kelly
Title:	Director

PEARSON PLC

By:	/s/ Coram Williams
Name:	/s/ Coram Williams
Title:	Director

The Bank of New York Mellon, acting through its London Branch, as Trustee

By:	/s/ Thomas Vanson
Name:	/s/ Thomas Vanson
Title:	Authorised Signatory